RED MOUNTAIN RESOURCES APPOINTS MICHAEL R. UFFMAN CHIEF FINANCIAL OFFICER

DALLAS, TX -- Red Mountain Resources, Inc. (“RMR” or the “Company”) (OTC BB: RDMP.OB), a growth-oriented energy company engaged in the acquisition, development, and exploration of oil and natural gas properties, today announced the appointment of Michael R. Uffman as its Chief Financial Officer.

Mr. Uffman, 36, has more than a decade of experience in the financial sector of the energy industry. His extensive investment banking background includes years of experience advising companies on equity and debt capital markets, investor relations, and assisting in the acquisition and divestiture of assets, all in the exploration and production space. Throughout his career, Mr. Uffman has assisted clients raise more than $5 billion in the energy space.

Alan Barksdale, RMR’s CEO, commented, “Michael brings a very unique and important skill set to the RMR team. As we move forward with an aggressive development and growth strategy, we believe he will be instrumental in formulating our internal strategy and developing our relationships throughout the capital markets. We feel Michael’s experience and network fit perfectly within the framework of our management and operating team. We are very excited to have Michael and look forward to his addition to the RMR team.”

From January 2012 until December 2012, Mr. Uffman served as a Managing Director of Global Hunter Securities, LLC, full service, natural resource focused investment banking firm. From July 2010 to December 2011, Mr. Uffman served as Director of Oil and Gas Business Development for Louisiana Economic Development, which is responsible for strengthening Louisiana's business environment and creating a more vibrant economy in the state. From May 2007 to June 2010, Mr. Uffman served as Director of Energy Investment Banking for Dahlman Rose & Company, a research-driven investment bank focused internationally on the commodity supply chain. From 2002 to 2007, Mr. Uffman served as Vice President of Energy Investment Banking at Capital One Southcoast, Inc., an energy investment banking boutique. From 2000 to 2002, Mr. Uffman served in External Audit at KPMG, LLP.

Mr. Uffman holds a bachelor of science degree in marketing and an MBA in finance, both from Louisiana State University.

About Red Mountain Resources, Inc.

Red Mountain Resources, Inc. (OTC BB: RDMP.OB) is a growth-oriented, energy company engaged in the acquisition, development and exploration of oil and natural gas properties. The company’s operations are focused in the Permian Basin of West Texas and Southeast New Mexico, the onshore Gulf Coast of Texas, and Kansas. RMR combines an experienced management and consulting team with a fully-integrated strategy for growth and development. RMR intends to grow production and reserves through development and exploration activities on its existing properties and through acquisitions that meet its long-term objectives for production. For more information, please go to www.RedMountainResources.com.

Contact:

Stephen Evans

Director of Public Relations

Red Mountain Resources, Inc.

214-871-0400

stephen@redmountainresources.com